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                                                                    Exhibit 23.2



                         CONSENT OF ERNST & YOUNG LLP,
                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 7, 2003 with respect to the financial statements and schedule of Axon Instruments, Inc. included in the Joint Proxy Statement of Molecular Devices Corporation and Axon Instruments, Inc. that is made part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-114934) and related Prospectus of Molecular Devices Corporation dated April 28, 2004 for the registration of shares of its common stock and the associated preferred share purchase rights.



                                                /s/ Ernst & Young LLP

Palo Alto, California

May 20, 2004